Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
FOURTH QUARTER 2017 DIVIDEND OF $0.38 PER SHARE
AND ANNOUNCES SEPTEMBER 30, 2017 FINANCIAL RESULTS

FOURTH QUARTER 2017 DIVIDEND DECLARED

New York, NY —November 2, 2017— Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.38 per share, payable on December 29, 2017 to stockholders of record as of December 15, 2017.

SEPTEMBER 30, 2017 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2017.

HIGHLIGHTS

 Financial

	Q3-17		Q3-16
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.36		$0.43
Net investment income	$153	$0.36	$138	$0.44
Net realized gains	$35	$0.08	$20	$0.06
Net unrealized losses	$(49)	$(0.11)	$(48)	$(0.15)
GAAP net income	$139	$0.33	$110	$0.35
Dividends declared and payable		$0.38		$0.38

	As of
(dollar amounts in millions, except per share data)	September 30, 2017	September 30, 2016	December 31, 2016
Portfolio investments at fair value	$11,456	$8,805	$8,820
Total assets	$12,041	$9,136	$9,245
Stockholders’ equity	$7,028	$5,209	$5,165
Net assets per share	$16.49	$16.59	$16.45
__________________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the acquisition of American Capital, Ltd. (“American Capital”) (the “American Capital Acquisition”), net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto. For the three months ended September 30, 2017 and 2016, core EPS excludes $0.01 and $0.01 per share, respectively, of professional fees and other costs related to the American Capital Acquisition.

Portfolio Activity

(dollar amounts in millions)	Q3-17	Q3-16	Q4-16
Portfolio Activity During the Period:
Gross commitments(3)	$1,546	$1,529	$1,164
Exits of commitments(3)	$1,644	$1,499	$1,102

Portfolio as of the End of the Period:
Number of portfolio company investments	325	215	218
Weighted average yield of debt and other income producing securities(4):
At amortized cost	9.6%	9.7%	9.3%
At fair value	9.7%	9.8%	9.4%
Weighted average yield on total investments(5):
At amortized cost	8.5%	8.7%	8.3%
At fair value	8.7%	8.8%	8.5%
__________________________________________________

(3)
In July 2017, in connection with the effective termination of the Senior Secured Loan Fund LLC (the “SSLP”), Ares Capital purchased $1.6 billion in aggregate principal amount of first lien senior secured loans outstanding at par plus accrued and unpaid interest and fees from the SSLP (the “SSLP Loan Sale”) and assumed the SSLP’s remaining unfunded loan commitments totaling $50 million. Upon completion of the SSLP Loan Sale, the SSLP made a liquidation distribution to the holders of the subordinated certificates of the SSLP (the “SSLP Certificates”) of which Ares Capital received $1.5 billion. The Q3-17 gross commitments exclude those investment commitments acquired from the SSLP and the Q3-17 exits of commitments exclude the amounts received by Ares Capital from the SSLP’s liquidation distribution.

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable. The weighted average yield of debt and other income producing securities that were acquired as part of the American Capital Acquisition and held as of September 30, 2017 was 10.0% and 9.8% at amortized cost and fair value, respectively.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable. The weighted average yield on total investments that were acquired as part of the American Capital Acquisition and held as of September 30, 2017 was 8.6% and 8.2% at amortized cost and fair value, respectively.

THIRD QUARTER 2017 OPERATING RESULTS

For the third quarter of 2017, Ares Capital reported GAAP net income of $139 million or $0.33 per share (basic and diluted), Core EPS(2) of $0.36 per share (basic and diluted), net investment income of $153 million or $0.36 per share (basic and diluted), and net realized and unrealized losses of $14 million or $0.03 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the amount of acquisition related expenses, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2017, total assets were $12.0 billion, stockholders’ equity was $7.0 billion and net asset value per share was $16.49.

In July 2017, in connection with the SSLP Loan Sale, Ares Capital purchased $1.6 billion in aggregate principal amount of first lien senior secured loans outstanding at par plus accrued and unpaid interest and fees from the SSLP and assumed the SSLP’s remaining unfunded loan commitments totaling $50 million. Upon completion of the SSLP Loan Sale, the SSLP made a liquidation distribution to the holders of the SSLP Certificates of which Ares Capital received $1.5 billion.

In the third quarter of 2017, excluding the loans acquired from the SSLP described above, Ares Capital made $1,546 million in new commitments, including commitments to 18 new portfolio companies and 21 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 36 were sponsored transactions.  As of September 30, 2017, 172 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1,546 million in new commitments made during the third quarter of 2017, 51% were in first lien senior secured loans, 36% were in second lien senior secured loans, 9% were in senior subordinated loans, 3% were in the subordinated certificates of the SDLP, and 1% were in other equity securities. Of these commitments, 89% were in floating rate debt securities, of which 97% contained interest rate floors and the remaining 3% were in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in floating rate first lien senior secured loans through the SDLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the third quarter of 2017, significant new commitments included:

•
$208 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans, senior subordinated delayed draw and term loans and equity in a real estate and facilities management software provider;

•
$120 million in first lien senior secured revolving and term loans and second lien senior secured delayed draw and term loans of an enterprise management software provider for the convenience retail and petroleum wholesale markets;

•	$115 million in first lien senior secured delayed draw and term loans of an alternative financial services provider;

•	$104 million in first lien senior secured revolving, delayed draw and term loans of a human capital management software solutions provider to K-12 school organizations;

•	$90 million in a second lien senior secured term loan of an oil and gas company engaged in onshore exploration, development and production;

•	$88 million in first lien senior secured revolving and term loans of a manufacturer of elastomeric parts, mid-sized composite structures and composite tooling;

•	$86 million in first lien senior secured revolving and term loans and a second lien senior secured term loan of an insurance claims management provider;

•	$74 million in first and second lien senior secured delayed draw and term loans of a software and payment services provider to faith-based institutions;

•	$73 million in a second lien senior secured term loan of a harvester and processor of seafood;

•	$65 million in first lien senior secured revolving and term loans and a second lien senior secured term loan in a software solutions provider to the ready-mix concrete industry;

•
$63 million in first lien senior secured revolving, delayed draw and term loans and second lien senior secured delayed draw and term loans in a heating, ventilation and air conditioning services provider;

•	$62 million in first lien senior secured delayed draw and term loans, a senior subordinated term loan and equity in a provider of outsourced office product solutions;

•
$48 million in the subordinated certificates of the SDLP to make co-investments with Varagon and its clients in first lien senior secured loans to three portfolio companies in a variety of industries; and

•	$47 million in a first lien senior secured term loan of an operator of natural gas and oil fired power generation facilities.

Also in the third quarter of 2017, excluding the liquidation distribution of the SSLP Certificates described above, Ares Capital exited approximately $1,644 million of investment commitments (including exits of $418 million of commitments acquired as part of the American Capital Acquisition). Of the total investment commitments exited, 33% were first lien senior secured loans, 29% were subordinated certificates of the SSLP, 18% were second lien senior secured loans, 10% were other equity securities, 5% were senior subordinated debt, 3% were preferred equity securities and 2% were collateralized loan obligations. Of the approximately $1,644 million of exited investment commitments, 82% were floating rate, 13% were non-interest bearing and 5% were fixed rate.

The fair value of Ares Capital’s portfolio investments at September 30, 2017 was $11.5 billion, including $10.3 billion in accruing debt and other income producing securities. As of September 30, 2017, the total portfolio at fair value included $1.8 billion of investments acquired in the American Capital Acquisition. The total portfolio investments at fair value were comprised of approximately 41% of first lien senior secured loans, 35% of second lien senior secured loans, 4% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients in first lien senior secured loans through the SDLP), 8% of senior subordinated debt securities, 1% of collateralized loan obligations, 4% of preferred equity securities and 7% of other equity securities. As of September 30, 2017, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.6% and 9.7%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.5% and 8.7%, respectively, and 82% of the total investments at fair value were in floating rate securities.

“Our third quarter core earnings showed improvement compared to the second quarter, as we are starting to realize some of the benefits of our initiatives to optimize the portfolio and rotate low and non-yielding assets into higher yielding positions,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We also had another strong quarter generating net realized gains on our investments. Our core earnings plus these net realized gains provided strong coverage of our dividend.”

“Our balance sheet remains conservatively leveraged and we continue to have excellent liquidity and efficient access to the debt capital markets,” said Penni Roll, Chief Financial Officer of Ares Capital. “We took advantage of our larger scale during the third quarter and issued our lowest cost investment grade notes to date, allowing us to reduce our overall cost of fixed rate financing. We also continue to be asset sensitive, which positions our earnings to potentially benefit from a rise in short term interest rates.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

Ares Capital assigned a fair value on January 3, 2017 (the “Acquisition Date”), which was the date we closed the American Capital Acquisition, to each of the portfolio investments acquired in connection with the American Capital Acquisition. The initial cost basis of each investment acquired was equal to the fair value of such investment as of the Acquisition Date. Many of these portfolio investments were assigned a fair value reflecting a discount to American Capital’s cost basis at the time of American Capital’s origination or acquisition. Each investment was initially assessed a grade of 3 (i.e., generally the grade we assign a portfolio company at acquisition), reflecting the relative risk to our initial cost basis of such investments. It is important to note that our grading system does not take into account factors or events in respect of the period from when American Capital originated or acquired such portfolio investments or the status of these portfolio investments in terms of compliance with debt facilities, financial performance and similar factors. Rather, it is only intended to measure risk from the time that we acquired the portfolio investment in connection with the American Capital Acquisition. Accordingly, it is possible that the grades of these portfolio investments may be reduced or increased after the Acquisition Date.

As of September 30, 2017 and December 31, 2016, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 3.4% and 2.9%, respectively, of total investments at amortized cost (or 0.9% and 0.8%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In August 2017, Ares Capital issued $750.0 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 3.50% per year and mature on February 10, 2023 (the “2023 Notes”). The 2023 Notes require payment of interest semi-annually, and all principal is due upon maturity. These notes are redeemable in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the 2023 Notes, and any accrued and unpaid interest. The 2023 Notes were issued at a discount to the principal amount.

As of September 30, 2017, Ares Capital had $341 million in cash and cash equivalents and $4.7 billion in total aggregate principal amount of debt outstanding ($4.6 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.7 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of September 30, 2017.

THIRD QUARTER 2017 DIVIDEND

On August 2, 2017, Ares Capital declared a third quarter dividend of $0.38 per share for a total of approximately $162 million. The record date for this dividend was September 15, 2017 and the dividend was paid on September 29, 2017.

RECENT DEVELOPMENTS

Ares Capital’s consolidated subsidiary, Ares Capital CP Funding LLC ("Ares Capital CP") is party to a revolving funding facility (as amended, the "Revolving Funding Facility"). On October 2, 2017, Ares Capital CP entered into an agreement to amend the Revolving Funding Facility, that among other things, (a) modified the interest rate charged on the Revolving Funding Facility from a rate based on LIBOR plus 2.30% per annum or a "base rate" (as defined in the agreements governing the Revolving Funding Facility) plus 1.30% per annum, to a rate based on LIBOR plus 2.15% per annum or a "base rate" plus 1.15% per annum and (b) modified certain loan portfolio concentration limits.

From October 1, 2017 through October 26, 2017, Ares Capital made new investment commitments of approximately $294 million, of which $220 million were funded. Of these new commitments, 81% were in first lien senior secured loans and 19% were in second lien senior secured loans. Of the approximately $294 million of new investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 7.7%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that we will be able to do so.

From October 1, 2017 through October 26, 2017, Ares Capital exited approximately $80 million of investment commitments, including $24 million of investment commitments acquired in the American Capital Acquisition. Of the total investment commitments, 35% were senior subordinated loans, 31% were first lien senior secured loans, 30% were collateralized loan obligations, 3% were other equity securities and 1% were investments in the subordinated certificates of the SDLP. Of the approximately $80 million of exited investment commitments, 62% were floating rate, 35% were fixed rate and 3% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 11.4% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.9%. On the approximately $80 million of investment commitments exited from October 1, 2017 through October 26, 2017, Ares Capital recognized total net realized gains of approximately $18 million.

In addition, as of October 26, 2017, Ares Capital had an investment backlog and pipeline of approximately $810 million and $340 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

In addition to the exits noted above, in November 2017, Ares Capital and Ares Venture Finance, L.P., Ares Capital’s consolidated subsidiary, sold approximately $125 million of investment commitments from Ares Capital’s early-stage and/or venture capital-backed portfolio companies and recognized a net realized gain of approximately $2 million.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Thursday, November 2, 2017 at 12:00 p.m. (ET) to discuss its quarter ended September 30, 2017 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 6646709 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 15, 2017 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10112891. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (NYSE:ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Carl G. Drake
John Stilmar
Ares Capital Corporation
(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $11,740 and $9,034, respectively)	$11,456	$8,820
Cash and cash equivalents	341	223
Interest receivable	105	112
Receivable for open trades	34	29
Other assets	105	61
Total assets	$12,041	$9,245
LIABILITIES
Debt	$4,640	$3,874
Base management fees payable	44	34
Income based fees payable	25	32
Capital gains incentive fees payable	61	38
Accounts payable and other liabilities	199	58
Interest and facility fees payable	44	44
Total liabilities	5,013	4,080
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500 common shares authorized; 426 and 314 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,206	5,292
Accumulated undistributed (overdistributed) net investment income	(78)	37
Accumulated net realized gains on investments, foreign currency transactions, extinguishment of debt and other assets	200	57
Net unrealized losses on investments, foreign currency and other transactions	(300)	(221)
Total stockholders’ equity	7,028	5,165
Total liabilities and stockholders’ equity	$12,041	$9,245
NET ASSETS PER SHARE	$16.49	$16.45

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
INVESTMENT INCOME
Interest income from investments	$238	$200	$700	$612
Capital structuring service fees	32	35	73	62
Dividend income	18	16	58	53
Management and other fees	1	4	6	14
Other income	5	3	16	11
Total investment income	294	258	853	752

EXPENSES
Interest and credit facility fees	56	43	166	139
Base management fees	44	34	127	103
Income based fees	35	33	97	91
Capital gains incentive fees	(3)	(6)	23	8
Administrative fees	3	3	9	10
Professional fees and other costs related to the acquisition of American Capital	4	3	42	11
Other general and administrative	7	6	24	21
Total expenses	146	116	488	383
Waiver of income based fees	(10)	—	(20)	—
Total expenses, net of waiver of income based fees	136	116	468	383
NET INVESTMENT INCOME BEFORE INCOME TAXES	158	142	385	369
Income tax expense, including excise tax	5	4	14	13
NET INVESTMENT INCOME	153	138	371	356
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	35	20	147	78
Net unrealized losses	(49)	(48)	(79)	(35)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(14)	(28)	68	43
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	(4)	—
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$139	$110	$435	$399
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.33	$0.35	$1.02	$1.27
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	426	314	425	314

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2017 and 2016 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.36	$0.43	$1.01	$1.19
Professional fees and other costs related to the American Capital Acquisition	(0.01)	(0.01)	(0.09)	(0.03)
Net realized and unrealized gains (losses)	(0.03)	(0.09)	0.15	0.14
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.01	0.02	(0.05)	(0.03)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.33	$0.35	$1.02	$1.27
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the American Capital Acquisition, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.